Exhibit 99.1

HOST MARRIOTT, L.P.

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA

(unaudited, in millions)

	Year ended December 31,
	2004	2003
Net income	$(1)	$14
Interest expense	484	521
Depreciation and amortization	354	347
Income taxes	(10)	(13)
Discontinued operations (a)	13	40

EBITDA	840	909
Gains and losses on dispositions	(53)	(8)
Amortization of deferred gains	(17)	(5)
Gain on settlement of the New York Marriott World Trade Center hotel for post-2003 business interruption insurance (b)	—	(156)
Gain on the disposition of the New York Marriott World Trade Center hotel (b)	—	(56)
Impairment of assets held for sale	1	2
Minority interest expense	4	4
Distributions to minority partners	(6)	(6)
Equity investment adjustments:
Equity in losses of affiliates	16	22
Distributions received from equity investments	6	3

Adjusted EBITDA of Host LP (c)	$791	$709

(a)	Reflects the interest expense, depreciation and amortization and income taxes included in discontinued operations.

(b)	Our results for the periods presented were significantly affected by several transactions, which are detailed in the table entitled, “Schedule of Significant Transactions Affecting Earnings per Share, Funds from Operations per Diluted Share and Adjusted EBITDA.”

(c)

See the introductory notes to the financial information for a discussion of Adjusted EBITDA and the limitations on its use. As also discussed in the introductory notes, Host Marriott owns approximately 94% of the partnership interests in Host LP and is its sole general partner. Host Marriott conducts all of its operations through Host LP, and Host LP is the obligor on the senior notes and the credit facility. The difference between the Adjusted EBITDA of Host Marriott and the Adjusted EBITDA of Host LP reflects distributions to the holders of partnership interests other than Host Marriott, which are generally equal on a per unit basis to the dividends paid per share by Host Marriott to its stockholders. The Adjusted EBITDA of Host LP is presented in addition to the Adjusted EBITDA of Host Marriott because we believe it is a relevant measure in calculating certain credit ratios, since Host LP is the owner of all of our hotels and is the obliger of our debt noted above. Use of this measure is subject to the same limitations discussed in the introductory notes. In addition, the approximate 6% of partnership units held by third party limited partners of Host LP should also be taken into account when evaluating this measure.

33

HOST MARRIOTT, L.P.

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA for Full Year 2005 Forecast (a)

(unaudited, in millions)

	Full Year 2005
	Low-end of Range	High-end of Range
Net income	$104	$142
Interest expense	448	448
Depreciation and amortization	361	361
Income taxes	28	30

EBITDA	941	981
Gains on dispositions	(75)	(75)
Consolidated partnership adjustments:
Minority interest expense	5	5
Distributions to minority partners	(5)	(5)
Equity investment adjustments:
Equity in losses of affiliates	3	3
Distributions received from equity investments	1	1

Adjusted EBITDA of Host L.P. (b)	$870	$910

(a)	The amounts shown in these reconciliations are based on management’s estimate of operations for 2005. These tables are forward-looking and as such contain assumptions by management based on known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance, or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by this table. General economic conditions, competition and governmental actions will affect future transactions, results, performance and achievements. Although we believe the expectations reflected in this reconciliation are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviations will not be material.

For purposes of preparing the full year forecast, we have made the following assumptions:

•	RevPAR will increase 6.5% to 8.5% for the full year for the low and high ends of the forecasted range, respectively.

•	Comparable hotel adjusted operating profit margins will increase 100 basis points and 150 basis points for the full year for the low and high ends of the forecasted range, respectively.

34

•	Approximately $325 million of hotels will be sold in 2005, including $128 million of sales in January 2005, and 85% of the Company’s interest in the Courtyard Joint Venture will be sold for approximately $90 million.

•	Approximately $400 million of acquisitions will be made in 2005.

(b)	See the introductory notes to the financial information for a discussion of Adjusted EBITDA and the limitations on its use. As also discussed in the introductory notes, Host Marriott owns approximately 94% of the partnership interests in Host LP and is its sole general partner. Host Marriott conducts all of its operations through Host LP, and Host LP is the obligor on the senior notes and the credit facility. The difference between the Adjusted EBITDA of Host Marriott and the Adjusted EBITDA of Host LP reflects distributions to the holders of partnership interests other than Host Marriott, which are generally equal on a per unit basis to the dividends paid per share by Host Marriott to its stockholders. The Adjusted EBITDA of Host LP is presented in addition to the Adjusted EBITDA of Host Marriott because we believe it is a relevant measure in calculating certain credit ratios, since Host LP is the owner of all of our hotels and is the obliger of our debt noted above. Use of this measure is subject to the same limitations discussed in the introductory notes. In addition, the approximate 6% of partnership units held by third party limited partners of Host LP should also be taken into account when evaluating this measure.

35